Exhibit 99.2

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com

Reconciliation of GAAP and Combined Business Basis measures used in Earnings Release

On July 3, 2017, we closed our previously announced transaction to combine the Oil & Gas business of General Electric Company ("GE Oil & Gas") and Baker Hughes Incorporated ("Baker Hughes"). The Company presents its financial results in accordance with U.S. GAAP which includes the results of Baker Hughes and GE Oil & Gas from the merger closing date of July 3, 2017. However, management believes that using additional non-GAAP measures on a combined business basis will enhance the evaluation of the profitability of the Company and its ongoing operations. Combined business results combine the results of GE Oil & Gas with Baker Hughes as if the acquisition date had occurred on the first day of all periods presented. The acquisition of Baker Hughes impacts only the Oilfield Services and Digital Solutions segments.  Accordingly, no reconciliation is presented for our other segments, Oilfield Equipment and Turbomachinery & Process Solutions. All combined business results presented in this News Release are unaudited. Such combined business results are not prepared in accordance with Article 11 of Regulation S-X. The following tables reconcile BHGE GAAP financial information with combined business basis financial information (non-GAAP) used in the Earnings Release of BHGE for the quarter ended September 30, 2017.

Three months ended September 30, 2016
(in millions)	GE O&G	Add: Baker Hughes*	Combined Business Basis
Consolidated results
Orders	$2,480	$2,351	$4,831
Revenue	3,024	2,351	5,375
Operating income/(loss) (GAAP)	176	(332)	(156)
Operating income/(loss) (adjusted)	279	(4)	275
Corporate operating loss	(75)	(38)	(113)
Impairment of goodwill	—	(17)	(17)
Inventory impairment	(24)	—	(24)
Restructuring, impairment & other	(77)	(311)	(388)
Merger and related costs	(2)	—	(2)
Oilfield Services
Orders	$214	$2,234	$2,448
Revenue	192	2,234	2,426
Operating income/(loss)	(66)	26	(40)

Digital Solutions
Orders	$524	$117	$641
Revenue	523	117	640
Operating income/(loss)	101	8	109

Exhibit 99.2

Three months ended June 30, 2017
(in millions)	GE O&G	Add: Baker Hughes*	Combined Business Basis
Consolidated results
Orders	$3,188	$2,402	$5,590
Revenue	3,010	2,402	5,412
Operating income/(loss) (GAAP)	(68)	(79)	(147)
Operating income/(loss) (adjusted)	80	37	117
Corporate operating loss	(71)	(38)	(109)
Inventory impairment	(4)	—	(4)
Restructuring, impairment & other	(59)	(67)	(126)
Merger and related costs	(85)	(49)	(134)
Oilfield Services
Orders	$228	$2,302	$2,530
Revenue	226	2,302	2,528
Operating income/(loss)	(65)	92	27

Digital Solutions
Orders	$574	$100	$674
Revenue	507	100	607
Operating income/(loss)	67	(17)	50

*Certain reclassifications and adjustments were performed to conform Baker Hughes results to the current BHGE presentation. These consist of the following:

•	Adjusted orders and revenue to exclude royalty income by $(2) million in both 2016 and 2017.

•
Adjusted operating income, both GAAP and adjusted, to exclude other income and royalties originally of $9 million and $2 million in 2016, respectively, and $21 million and $2 million in 2017, respectively.

•	Reclassified $34 million of inventory market adjustment credits from operating income to restructuring, impairment & other in 2016.

•	Reclassified $41 million of litigation charges in 2016 and $67 million in 2017 from operating income to restructuring, impairment & other.

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